UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2012

LINN ENERGY, LLC

(Exact name of registrant as specified in its charters)

Delaware	000-51719	65-1177591
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

600 Travis, Suite 5100 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 840-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 28, 2012, Linn Energy, LLC (the “Company”), Linn Energy Finance Corp. (together with the Company, the “Issuers”) and the Company’s material subsidiaries (the “Subsidiary Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with RBS Securities Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of a group of initial purchasers (collectively, the “Initial Purchasers”), pursuant to which the Issuers agreed to sell $1,800,000,000 in aggregate principal amount of the Issuers’ 6.250% Senior Notes due 2019 (the “2019 Notes”). The 2019 Notes were offered and sold in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The 2019 Notes were resold to qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Issuers and the Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The Issuers also agreed not to issue certain debt securities for a period of 60 days after February 28, 2012, without the prior consent of RBS Securities Inc.

The description set forth above in this Item 1.01 is qualified in its entirety by the Purchase Agreement, which is filed with this Current Report on Form 8-K (this “Report”) as Exhibit 1.1 and is incorporated herein by reference.

The information included or incorporated by reference in Item 2.03 of this Report is incorporated by reference into this Item 1.01 of this Report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Indenture and 2019 Notes

On March 2, 2012, the Issuers, the Subsidiary Guarantors and U.S. Bank National Association, as trustee, entered into an Indenture pursuant to which the Issuers issued the 2019 Notes. The 2019 Notes are general unsecured senior obligations of the Issuers. The 2019 Notes are unconditionally guaranteed jointly and severally on a senior unsecured basis by the Subsidiary Guarantors and certain future subsidiaries of the Company. The 2019 Notes rank equal in right of payment with all existing and future senior indebtedness of the Issuers, and senior in right of payment to any future subordinated indebtedness of the Issuers. The 2019 Notes are effectively junior in right of payment to any secured indebtedness of the Issuers to the extent of the collateral securing such indebtedness, and to any indebtedness and other liabilities of any non-guarantor subsidiaries. The guarantees rank equal in right of payment with all existing and future senior indebtedness of such guarantor subsidiary, and senior in right of payment to any future subordinated indebtedness of such guarantor subsidiary. The guarantees are effectively junior in right of payment to any secured indebtedness of such subsidiary guarantor to the extent of the collateral securing such indebtedness.

Interest and Maturity

The 2019 Notes will mature on November 1, 2019 and interest on the 2019 Notes is payable in cash semi-annually in arrears on each May 1 and November 1, commencing November 1, 2012. Interest will be payable to holders of record on the April 15th and October 15th immediately preceding the related interest payment date, and will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

At any time prior to November 1, 2015, the Issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of 2019 Notes issued under the Indenture at a redemption price of 106.250% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), using the net cash proceeds of one or more equity offerings by the Company, provided that:

•

at least 65% of the aggregate principal amount of 2019 Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding 2019 Notes held by the Company and its subsidiaries); and

•	the redemption occurs within 180 days of the date of the closing of such equity offering.

Prior to November 1, 2015, the Issuers may redeem all or part of the 2019 Notes upon not less than 30 or more than 60 days’ notice, at a redemption price equal to the sum of:

•	the principal amount thereof, plus

•	the Make Whole Premium (as defined in the Indenture) at the redemption date, plus

•

accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

On and after November 1, 2015, the Issuers may redeem all or a part of the 2019 Notes, upon not less than 30 or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the applicable redemption date, on the 2019 Notes redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

YEAR	PERCENTAGE
2015	103.125%
2016	101.563%
2017 and thereafter	100.000%

Change of Control

If a change of control event occurs, each holder of 2019 Notes may require the Company to repurchase all or a portion of that holder’s 2019 Notes for cash at a price equal to 101% of the aggregate principal amount of the 2019 Notes repurchased, plus any accrued but unpaid interest on the notes repurchased, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the repurchase date).

Certain Covenants

The Indenture contains covenants that, among other things, limit the Issuers’ ability and the ability of the Company’s restricted subsidiaries to: (i) pay distributions on, purchase or redeem the Company’s units or redeem its subordinated debt; (ii) make investments; (iii) incur or guarantee additional indebtedness or issue certain types of equity securities; (iv) create certain liens; (v) sell assets; (vi) consolidate, merge or transfer all or substantially all of the Issuers’ assets; (vii) enter into agreements that restrict distributions or other payments from the Company’s restricted subsidiaries to the Company; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries.

Events of Default

Upon a continuing event of default, the trustee or the holders of 25% of the principal amount of the 2019 Notes may declare the 2019 Notes immediately due and payable, except that a default resulting from a bankruptcy, insolvency or reorganization with respect to the Issuers, any restricted subsidiary of the Company that is a significant subsidiary or any group of its restricted subsidiaries that, taken together, would constitute a significant subsidiary of the Company, will automatically cause all 2019 Notes to become due and payable. Each of the following constitutes an event of default under the Indenture:

•	default for 30 days in the payment when due of interest on the 2019 Notes;

•	default in payment when due of the principal of, or premium, if any, on the 2019 Notes;

•

failure by the Company to comply with the covenant relating to consolidations, mergers or transfers of all or substantially all of the Issuers’ assets or failure by the Company to purchase notes when required pursuant to the asset sale or change of control provisions of the Indenture;

•	failure by the Company for 90 days after notice to comply with its reporting obligations under the Indenture;

•	failure by the Company for 60 days after notice to comply with any of the other agreements in the Indenture;

•

default under any mortgage, indenture or instrument governing any indebtedness for money borrowed or guaranteed by the Company or any of its restricted subsidiaries, if such default: (i) is caused by a failure to pay principal, interest or premium on said indebtedness within any applicable grace period; or (ii) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of the indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or acceleration of maturity, aggregates $40.0 million or more, subject to a cure provision;

•	failure by the Company or any of its restricted subsidiaries to pay final judgments aggregating in excess of $40.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

•

any subsidiary guarantee is held in any judicial proceeding to be unenforceable or invalid, or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its subsidiary guarantee; and

•

certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Issuers or any of the Company’s restricted subsidiaries that is a significant subsidiary or any group of its restricted subsidiaries that, taken as a whole, would constitute a significant subsidiary of the Company.

Registration Rights Agreement

In connection with the issuance and sale of the 2019 Notes, on March 2, 2012, the Issuers and the Subsidiary Guarantors entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with RBS Securities Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the Initial Purchasers. Under the Registration Rights Agreement, the Issuers and the Subsidiary Guarantors agreed to use their commercially reasonable efforts to file with the United States Securities and Exchange Commission and cause to become effective a registration statement relating to an offer to issue new notes having terms substantially identical to the 2019 Notes in exchange for outstanding 2019 Notes within 400 days after the notes were issued. In certain circumstances, the Issuers and the Subsidiary Guarantors may be required to file a shelf registration statement to cover resales of the 2019 Notes. If the Issuers and the Subsidiary Guarantors fail to satisfy these obligations, the Company may be required to pay additional interest to holders of the 2019 Notes under certain circumstances.

Credit Facility Amendment

On February 29, 2012, the Company entered into the First Amendment to Fifth Amended and Restated Credit Agreement (the “Credit Facility Amendment”), among the Company, BNP Paribas, as administrative agent, and the other agents and lenders party thereto, which amends the Fifth Amended and Restated Credit Agreement (the “Credit Agreement”) to (i) increase the Borrowing Base (as defined in the Credit Agreement) to $3,000,000,000, subject to adjustments pursuant to the terms of the Credit Agreement and (ii) increase and reallocate the maximum commitment amounts of the lenders, such that the total maximum commitment amount is increased to $2,000,000,000. In connection with the Credit Facility Amendment, the Company paid, for the account of each lender, a commitment increase fee in an amount equal to 0.40% of the amount of the increase in such lender’s commitment, plus reimbursement of out-of-pocket expenses required to be reimbursed under the Credig Agreement.

The descriptions set forth above in Item 2.03 are qualified in their entirety by the Indenture, the Registration Rights Agreement and the Credit Facility Amendment, respectively, which are filed with this Report as Exhibits 4.1, 4.2 and 1.2, and are incorporated herein by reference.

Item 8.01 Other Events.

On February 28, 2012, the Company issued a press release announcing the pricing of the 2019 Notes. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Purchase Agreement, dated February 28, 2012, among Linn Energy, LLC, Linn Energy Finance Corp., the Subsidiary Guarantors named therein and the representatives of the Initial Purchasers named therein.

1.2	First Amendment to Fifth Amended and Restated Credit Agreement, dated February 29, 2012, among Linn Energy, LLC, BNP Paribas, as administrative agent, and the other agents and lenders party thereto.

4.1	Indenture, dated March 2, 2012, among Linn Energy, LLC, Linn Energy Finance Corp., the Subsidiary Guarantors named therein and U. S. Bank National Association, as trustee.

4.2	Registration Rights Agreement, dated March 2, 2012, among Linn Energy, LLC, Linn Energy Finance Corp., the Subsidiary Guarantors named therein and the representatives of the Initial Purchasers named therein.

99.1	Press Release of Linn Energy, LLC dated February 28, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC

Date: March 2, 2012	By:	/s/ Charlene A. Ripley

Charlene A. Ripley
Senior Vice President and General Counsel